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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                         (Amendment No.               )*
                                       ---------------

                                 PC-EPhone, Inc.
  ----------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Shares
  ----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  693187 10 6
  ----------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2000
  ----------------------------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).












SEC 1745 (3-98)                       Page 1 of 5

CUSIP No. 693187 10 6
--------------------------------------------------------------------------------

1.  Names of Reporting Persons                                   Cyberbank Corp.
    I.R.S. Identification Nos. of above persons (entities only).: N/A


--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)   [ ]

    (b)   [X]


--------------------------------------------------------------------------------
3.  SEC Use Only:


--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:   Korea


--------------------------------------------------------------------------------
Number of     5.  Sole Voting Power:
                                       3,500,000
                 ---------------------------------------------------------------
Shares Bene-
finically by
Owned by Each 6.  Shared Voting Power:
Reporting                              Nil
                 ---------------------------------------------------------------
Person With:
              7.  Sole Dispositive Power:
                                       3,500,000
                 ---------------------------------------------------------------

              8.  Shared Dispositive Power: Nil
--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  3,500,000
                                                                   common shares

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
                                                                  Instructions):

11. Percent of Class Represented by Amount in Row (9):  21.8%

--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    Cyberbank Corp.     CO







--------------------------------------------------------------------------------

CUSIP No. 693187 10 6
--------------------------------------------------------------------------------

Item 1.

   (a) Name of Issuer: PC-EPhone, Inc.

   (b) Address of Issuer's Principal Executive Offices: Suite 515, 3440 Wilshire
                                                        Blvd.
                                                        Los Angeles, California
                                                        USA 90010

Item 2.

   (a) Name of Person Filing:   Cyberbank Corp.

   (b) Address of Principal Business Office or, if none, Residence:
                                                 18th Floor, Mirae Bldg., 1306-6
                                                 Seocho-dong, Seocho-gu
                                                 Seoul, Korea 137-070
   (c) Citizenship:   Korea

   (d) Title of Class of Securities:   Common Shares

   (e) CUSIP Number:     693187 10 6

Item 3. If this statement is filed pursuant to  240.13d-1(b) or 240.13d-2(b)
or (c), check whether the person filing is a:   N/A

   (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

   (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

   (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

   (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

   (e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E):

   (f) [ ] An employee benefit plan or endowment fund in accordance with 240. 13d-1(b)(1)(ii)(F):

   (g) [ ] A parent holding company or control person in accordance with 240. 13d-1(b)(1)(ii)(G)
:
   (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813):

   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3):

   (j) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

CUSIP No. 693187 10 6
--------------------------------------------------------------------------------

Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
        Item 1.
        (a) Amount Beneficially owned: 3,500,000 Common Shares
        (b) Percent of Class:   21.8%
        (c) Number of shares as to which the person has:
              (i)   Sole power to vote or to direct the vote:     3,500,000
             (ii)   Shared power to vote or to direct the vote:   Nil
            (iii)   Sole power to dispose or to direct the disposition of:
                                                                  3,500,000
             (iv)   Shared power to dispose or to direct the disposition of:
                                                                  Nil


Item 5. Ownership of Five Percent or Less of a Class

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

   N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

   N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

   N/A

Item 8 Identification and Classification of Members of the Group

   N/A

Item 9. Notice of Dissolution of Group

   N/A

Item 10. Certification

   N/A

CUSIP No. 693187 10 6
--------------------------------------------------------------------------------




    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                      SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        February 23, 2001
                                                   -----------------------------
                                                               Date

                                                        /s/ Jaekil Song
                                                   -----------------------------
                                                             Signature

                                                   Jaekil Song / General Manager
                                                   -----------------------------
                                                             Name/Title